Exhibit (p)1.53

MONDRIAN INVESTMENT

PARTNERS

CODE OF ETHICS

Effective: September 1, 2005

MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

Date	Version
September 27, 2004	Initial Code of Ethics

February 01, 2005	First Amendments to Code of Ethics

September 01, 2005	Second Amendment to Code of Ethics

MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

INTRODUCTION

This Code of Ethics “Code” covers all employees of Mondrian Investment Partners Limited, Mondrian Investment Partners (U.S.), Inc. and Mondrian Distributors (U.S.), Inc. (collectively “Mondrian”). The Code includes standards of business conduct that are expected of Mondrian employees, and that reflect Mondrian’s fiduciary duties. The Code requires compliance with applicable U.S. federal securities laws, and incorporates procedures to implement such compliance. The responsibility for maintenance and enforcement of the Code lies substantially with Mondrian’s Chief Compliance Officer (“CCO”). Any violations of the Code must be reported promptly to the CCO.

MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

Section I

Summary of

Restrictions and Requirements

Tables

MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

SECTION I

CODE OF ETHICS SUMMARY TABLE

ACTIVITY

			INVESTMENT PROFESSIONALS*	ACCESS PERSONS*
A.	Blackout Periods
	1.	Trading is prohibited until the third trading day following the execution of a Mondrian trade in that same Security.	x	x
	2.	Trading by the named Portfolio Manager of a U.S. Registered Investment Company (“RIC”) is prohibited for seven calendar days before or after the execution of a trade in that same Security for that RIC.	x

B.	Preclearance
	1.	All transactions in Securities, including IPOs, must be precleared (see Section III for certain exemptions). The preclearance form must be signed by the trading desk, and regional research director and then submitted to the Compliance Department prior to executing the trade. Preclearance is generally only good for that one day.	x	x

C.	Transactions
	1.	No more than twenty (20) Security transactions are permitted per calendar month. This limit is applicable in aggregate to all Security transactions in which the covered person has a beneficial interest.	x	x

D.	Initial Public Offering
	1.	Purchasing any initial public offering without PRIOR written consent from the Compliance Department is prohibited.	x	x

E.	Private Placement
	1.	Purchasing any private placement without PRIOR written consent from the Compliance Department is prohibited.	x	x

	2.	You must notify the Compliance Department if you hold a private placement of which the issuer is subject to investment consideration by Mondrian.	x

F.	Ban on Short-Term Trading Profits
	1.	All positions must be held for a period of 60 days, in aggregate, before they can be closed at a profit. Any short term trading profits are subject to disgorgement procedures (see Section III for certain exemptions).	x	x

	2.	All holdings in the unit trusts and mutual funds listed in Appendix A must be held for a minimum of 60 days before they can be sold at a profit.	x	x

G.	Gifts
	1.	All gifts and hospitality received that are valued at £10 ($15) or more must be disclosed. Prior to accepting gifts or hospitality valued in excess of £100 ($150), or providing gifts or hospitality in excess of £200 ($300), you must obtain approval from the Chief Compliance Officer.	x	x

H.	Service as a Director
	1.	Must receive PRIOR written approval from the Compliance Department before you may serve on the board of directors, board of trustees or similar governing or oversight body of any company (public or private), charity, endowment, foundation or similar organisation.	x

*	Applies not only to the employee but, but also to members of the same household. Refer to the full Code for complete details.

MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

SECTION I

REPORTING REQUIREMENTS TABLE

REPORTING REQUIREMENTS

			INVESTMENT PROFESSIONALS*	ACCESS PERSONS*
A.	Disclosure of all Personal Holdings
	1.	All personal holdings must be disclosed within 10 days of employment and annually thereafter.	x	x

B.	Records of Securities Transactions
	1.	Employees must direct their broker(s) to forward confirmations of personal transactions and monthly account statements to the Compliance Department.	x	x

	2.	Employees are required to fill out a Personal Securities Transaction Report at the end of each quarter and return the report to the Compliance Department within 10 days of the end of the quarter.	x	x

C.	Periodic Certification of Compliance with Code of Ethics

	1.	Employees must sign a certification that they have read and understand the Code of Ethics and have complied with all requirements of the Code. The frequency of these certifications will be determined by the Compliance Department.	x	x

D.	Violations

	1.	Employees must report any violations of the Code promptly to the Chief Compliance Officer.	x	x

*	Applies not only to the employee but, but also to members of the same household. Refer to the full Code for complete details.

MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

Section II

Code of

Ethics

MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

SECTION II

A. CREDO

It is the duty of all Mondrian employees, officers and directors to conduct themselves with integrity, and at all times to place the interests of clients first. In the interest of this credo, all personal securities transactions will be conducted consistent with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility. The fundamental standard of this Code is that personnel should not take any inappropriate advantage of their positions.

Mondrian is authorised and regulated by the Financial Services Authority in the UK and the Securities and Exchange Commission in the US. Both regulators set standards of ethical conduct which this Code is designed to adhere to. Furthermore, Rule 17j-1 under the US Investment Company Act of 1940 and Rule 204A-1 of the US Investment Advisers Act of 1940 (the “Rules”) make it unlawful for certain persons, including any employee, officer or director, any investment adviser, in connection with the purchase or sale by such person of a security held or to be acquired by a client account:

(1)	To employ any device, scheme or artifice to defraud;

(2)	To make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they are made, not misleading;

(3)	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit; or

(4)	To engage in any manipulative practice.

The Rules also require investment adviser firms to adopt a written code of ethics containing provisions reasonably necessary to prevent certain persons from engaging in acts in violation of the above standard. Investment adviser firms should also use reasonable diligence and institute procedures reasonably necessary to prevent violations of that code. Employees must report any violations of the Code promptly to the Chief Compliance Officer.

This Code of Ethics is being adopted by Mondrian in compliance with the requirements of the Rules and to effect the purpose of the Credo set forth above.

MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

SECTION II

B. DEFINITIONS:

“Access Person”

means any Mondrian employee who has access to non-public information regarding clients’ securities transactions or who has access to non public information regarding a client’s portfolio holdings. This definition includes all staff who are not Investment Professionals e.g. Client Services and Administrative staff. Those persons deemed to be Access Persons will be notified of this designation.

“Beneficial ownership”

shall be as defined in Section 16 of the US Securities Exchange Act of 1934 and the rules and regulations thereunder. Generally speaking, a person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in a Security, is a “beneficial owner” of the Security. For example, a person is normally regarded as the beneficial owner of Securities held by members of his or her immediate family sharing the same household. Additionally, ownership of a Derivative constitutes beneficial ownership of the underlying Security itself.

“Broker”

means any entity with which an employee can establish a trading arrangement to facilitate the execution of a Security transaction including banks, dealers, internet trading facilities and spread betting service providers.

“Control”

shall mean investment discretion in whole or in part of an account regardless of beneficial ownership, such as an account for which a person has power of attorney or authority to effect transactions.

“Derivative”

shall include futures, options, contracts for differences, spread betting or any other device that provides exposure to profits or losses from any financial instrument or index (NB: this is intended to cover a wide range of financial exposures e.g. it includes interest rates and currencies).

“High Quality Short-Term Debt Instruments”

shall mean any instrument that has a maturity at issuance of less that 366 days and that is rated in one of the two highest rating categories by a internationally recognised statistical rating organisation.

“Investment Professional”

means any employee who, in connection with his/her regular functions or duties, makes or participates in, the making of investment decisions affecting a client. Investment Professional includes portfolio managers, research analysts and anyone that assists them directly in the execution of their duties e.g. implementation staff and assistant portfolio managers. Secretarial support staff working within the investment teams are not included in this definition.

“Managed Accounts”

means an account that is professionally managed by a third party. Managed Accounts require pre-approval through the Compliance Department prior to starting up the account. The Compliance Department will consider the facts and circumstances of the account, including the functions and duties of the employees, when approving or denying such accounts. Managed Accounts are exempt from preclearance requirements. However, all trades still require reporting and duplicate statements and confirmations must be sent to the Compliance Department. Preclearance is only exempt for trades initiated by the third party. All trades initiated by the employee require preclearance.

MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

SECTION II

“Mondrian”

means Mondrian Investment Partners Limited, Mondrian Distributors (U.S.), Inc and Mondrian Investment Partners (U.S.), Inc.

“Security”

shall have the meaning as set forth in Section 2(a)(36) of the US Investment Company Act of 1940 which provides a very broad ranging definition of a security. In addition, the purchase, sale or exercise of a Derivative shall constitute the purchase or sale of the underlying Security or exposure.

The following instruments are excluded:

•	securities issued or guaranteed by Supranationals and their agencies, any recognised government, and in the case of the government of the United States or any of its federal agencies, bankers’ acceptances, bank certificates of deposit, commercial paper, High Quality Short-term Debt Instruments including repurchase agreements

•	unit investment trusts (other than UK registered Investment Trusts)

•	shares of open-end registered investment companies (other than mutual funds and unit trusts of which Mondrian is the adviser and/or sub-adviser, see Appendix for a list of these Funds), and municipal fund securities (i.e. 529 Plans).

Important Note: If you are uncertain as to whether a holding or position falls within the definition of a Security you should assume it is included unless advised otherwise by the Compliance Department.

Security being “considered for purchase or sale” or “being purchased or sold”

means when a recommendation to purchase or sell the Security has been made and communicated to the Trading Desk and with respect to the person making the recommendation, when such person seriously considers making, or when such person knows or should know that another person is seriously considering making, such a recommendation.

MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

SECTION II

C. PROHIBITED ACTIVITIES

I.	The following restrictions apply to all Access Persons and Investment Professionals.

(a)	No Access Person or Investment Professional shall engage in any act, practice or course of conduct, which would violate the provisions of the Rules set forth above.

(b)	No Access Person or Investment Professional shall purchase or sell, directly or indirectly, any Security which to his/her knowledge is being actively considered for purchase or sale by Mondrian; except that this prohibition shall not apply to:

(1)	purchases or sales that are non-volitional on the part of either the person or the account;

(2)	purchases which are part of an automatic dividend reinvestment plan;

(3)	purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

(4)	other purchases and sales specifically approved by the Managing Director, with the advice of the General Counsel and/or the Chief Compliance Officer, and deemed appropriate because of unusual or unforeseen circumstances. A list of securities excepted will be maintained by the Compliance Department; and

(5)	purchases or sales made by a third party in a Managed Account, provided that such purchases or sales do not reflect a pattern of conflict.

(c)	No Access Person or Investment Professional may execute a buy or sell order for an account in which he or she has beneficial ownership or control until the third trading day following the execution of a Mondrian buy or sell order in that same Security.

(d)	Despite any fault or impropriety, any Access Person or Investment Professional who executes a buy or sell for an account in which he/she has beneficial ownership or control either (i) before the third trading day following the execution of a Mondrian order in the same Security, or (ii) when there are pending orders for a Mondrian transaction as reflected on the open order blotter, shall forfeit any profits made (in the event of purchases) or loss avoided (in the event of sales), whether realised or unrealized, in the period from the date of the personal transaction to the end of the proscribed trading period. Payment of the amount forfeited shall be made by cheque or in cash to a charity of the person’s choice and a copy of the cheque or receipt must be forwarded to the Compliance Department.

(e)	Except for Managed Accounts meeting the provisions of Section I(b)(5) above, each Access Person’s and each Investment Professional’s personal transactions or transactions for an account in which he/she has beneficial ownership or control must be precleared using the “Trading Preclearance Form”. The information must be submitted prior to entering any orders for personal transactions. Preclearance is generally only valid for the day the request is authorised. If the order is not executed the same day, the preclearance request must be resubmitted. In certain circumstances, where the timing of the trade execution is outside of the control of the Access Person or Investment Professional, the Compliance Department may allow an extension to this period. Regardless of preclearance, all transactions remain subject to the provisions of (b), (c) and (d) above.

(f)	All mutual funds and unit trusts that are subject to the Code of Ethics will be required to be held for a minimum of 60 days before selling the fund at a profit. Closing

MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

SECTION II

positions at a loss within 60 days is not prohibited.

(g)	Access Persons and Investment Professionals are prohibited from purchasing any initial public offering without the PRIOR written consent of the Compliance Department. A separate approval form will need to be completed.

(h)	No Access Person or Investment Professional shall purchase any private placement without express PRIOR written consent by the Compliance Department. All private placement holdings are subject to disclosure to the Compliance Department.

(i)	No Access Person or Investment Professional shall operate a brokerage or other trading account(s) with an individual or combined net loss in any Derivative position of more than £25,000 ($40,000). Brokerage or other trading accounts with an individual or combined net loss of more that £20,000 ($30,000) should be reported to the Compliance department immediately. In relation to positions covered by assets held separately (i.e. not in the brokerage account which has a net loss position), the Chief Compliance Officer may permit an exemption from this requirement.

II.	In addition to the requirements noted in Section I, the following additional restrictions apply to all Investment Professionals.

(a)	Investment Professionals that hold a private placement must receive permission from the Compliance Department prior to any participation by such person in Mondrian’s consideration of an investment in the same issuer.

(b)	Short term trading resulting in a profit is prohibited. All opening positions must be held for a period of 60 days, in the aggregate, before they can be closed at a profit. Any short term trading profits are subject to the disgorgement procedures outlined above and at the maximum level of profit obtained. The closing of positions at a loss within 60 days is not prohibited.

(c)	Investment Professionals are prohibited from receiving anything of more than a de minimis value from any person or entity that does business with or on behalf of any account or client.

(d)	Investment Professionals require PRIOR written approval from the Compliance Department before they may serve on the board of directors, board of trustees or similar governing or oversight body of any company (public or private), charity, endowment, foundation or similar organisation.

(e)	No named Portfolio Manager of a U.S. Registered Investment Company (“RIC”) may execute a buy or sell order for an account for which he/she has beneficial ownership within seven calendar days before or after that RIC account, trades in that Security.

(f)	Despite any fault or impropriety, any Investment Professional who executes a personal transaction within seven calendar days before or after a RIC account, for which they are a named Portfolio Manager, trades in that Security, shall forfeit any profits made (in the event of purchases) or loss avoided (in the event of sales), whether realised or unrealised, in the period from the date of the personal transaction to the end of the prescribed trading period. Payment of the amount forfeited shall be made by cheque or in cash to a charity of the person’s choice and a copy of the cheque or receipt must be forwarded to the Compliance Department.

MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

SECTION II

D. REQUIRED REPORTS

I.	The following reports are required to be made by all Access Persons and Investment Professionals.

(a)	Disclose brokerage or other trading relationships at employment and at the time of opening any new account.

(b)	Direct their brokers to supply to the Compliance Department, on a timely basis, duplicate copies of all confirmations and statements for all brokerage or other trading accounts and Managed Accounts. (In the U.K., all contract notes and periodic statements). In the case of a brokerage relationship where a margin account is available (NB: this includes a spread betting account), the broker must supply the Compliance Department with a monthly statement.

(c)	Each quarter, no later than the tenth day after the end of the calendar quarter, submit to the Compliance Department a personal transaction summary showing all transactions in securities in accounts which such person has or acquires any direct or indirect beneficial ownership.

Every report will contain the following information:

(i)	the date of the transaction, the name and the number of Securities and the principal amount of each Security involved;

(ii)	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii)	the price at which the transaction was effected;

(iv)	the name of the Broker effecting the transaction.

(d)	Provide an initial holdings report no later than 10 days upon commencement of employment that discloses all personal securities holdings.

(e)	Provide an annual holdings report containing information regarding all personal securities holdings. This report must be current as of a date no more than 30 days before the report is submitted

MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

SECTION II

E. ADMINISTRATIVE PROCEDURES

I.	The following administrative procedures shall apply.

(a)	The Compliance Department of Mondrian will identify all Access Persons and Investment Professionals and will notify them of this classification and their obligations under this Code. The Compliance Department will also maintain procedures regarding the review of all reports required to be made under the Rules.

(b)	The Compliance Department shall keep records of Access Persons’ and Investment Professionals’ holdings and transaction reports, the names of all Access Persons and Investment Professionals for the past five years, and records of decisions approving Access Persons’ and Investment Professionals’ acquisitions of IPO’s and private placements. The Compliance Department shall maintain copies of the Code of Ethics, records of Code violations and action taken as a result of Code violations, and copies of employees’ written acknowledgements of receipt of the Code. Such records shall be kept by the Compliance Department for five years in an easily accessible place, and for the first two years in Mondrian’s office premises.

(c)	The Compliance Department shall perform periodic reviews of notifications and reports required to be made under the Rules, as part of its annual Compliance Monitoring Programme.

(d)	The Compliance Department shall report to the Chief Operating Officer or Managing Director any apparent violations of the prohibitions or reporting requirements contained in this Code of Ethics. The Chief Operating Officer or Managing Director, will review the reports made and determine whether or not the Code of Ethics has been violated and shall determine what sanctions, if any, should be imposed in addition to any that may already have been imposed. Breaches of this Code of Ethics are considered to be a serious matter and can lead to disciplinary action, up to and including, dismissal.

(e)	On a quarterly basis, a summary report of material violations of the Code and the sanctions imposed will be made to the Compliance Committee. In reviewing this report, the Compliance Committee will consider whether the appropriate sanctions were imposed. When the Compliance Department finds that a transaction otherwise reportable above could not reasonably be found to have resulted in a fraud, deceit or manipulative practice in violation of the Rules, it may, in its discretion, lodge a written memorandum of such finding in lieu of reporting the transaction.

MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

SECTION II

Appendix A – List of Mutual Funds subject to the Code of Ethics (as at September 01, 2005)

•	AB Funds Trust – The International Equity Fund

•	BBH International Equity Fund

•	Delaware Emerging Markets Fund

•	Delaware International Small Cap Value Fund

•	Delaware International Value Equity Fund

•	Delaware Pooled Trust – The Emerging Markets Portfolio

•	Delaware Pooled Trust – The Global Fixed Income Portfolio

•	Delaware Pooled Trust – The International Equity Portfolio

•	Delaware Pooled Trust – The International Fixed Income Portfolio

•	Delaware Pooled Trust – The Labor Select International Equity Portfolio

•	Delaware VIP Trust – Delaware VIP Emerging Markets Series

•	Delaware VIP Trust – Delaware VIP International Value Equity Series

•	Frank Russell Investment Company – International Fund

•	Frank Russell Investment Company – International Securities Fund

•	Lincoln(UK) Emerging Markets Trust

•	Lincoln (UK) Far East Trust

•	Lincoln (UK) Income Trust

•	Lincoln Variable Insurance Products Trust – International Fund

•	Optimum Fund Trust - Optimum International Fund

•	Russell International Equity Mother Fund

•	Russell Overseas Equity Fund

•	Sovereign Overseas Equity Pool (a Russell Investment Program)

•	TIFF Investment Program, Inc - TIFF International Equity Fund

•	TIFF Investment Program, Inc - TIFF Multi-Asset Fund

•	Travelers Asset Management International Company (TAMIC)

•	UBS PACE Select Advisors Trust – UBS PACE International Equity Investments

•	UBS PACE Select Advisors Trust – UBS PACE International Emerging Markets Equity Investments

An up to date version of this list is maintained on the Legal and Compliance page of the Mondrian Intranet.

MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

Section III

Exemption List

MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

SECTION III

Exemptions

The following are exempt from the 60-day minimum hold rule:

•	Derivative positions on the following indices:

Dow Jones Industrial Average

S&P 500 Index

S&P 100 Index

NASDAQ 100 Index

Russell 2000 Index

EUROTOP 100 Index

Financial Times Stock Exchange (FT-SE) 100 Index

•	Derivative positions on commodities and currencies.

•	Derivative positions on interest rates.

•	Derivative positions on government bonds.

Please keep in mind that while you are not required to hold positions in the above instruments for 60 days, all other requirements of the Code of Ethics may still apply including the need to preclear and report transactions in these instruments and the maximum loss restriction.

The following are exempt from the preclearance rule:

•	Derivative positions on the following indices:

Dow Jones Industrial Average

Financial Times Stock Exchange (FT-SE) 100 index

S&P 500 Index

•	Derivative positions that involve the following currencies:

Sterling

US Dollar

Euro

Japanese Yen

Please keep in mind that while you are not required to obtain preclearance to trade in the above instruments, all other requirements of the Code of Ethics may still apply including the need to report transactions in these instruments and the maximum loss restriction.

If you have any questions regarding the above, please call the Compliance Department.

Updated: August 01, 2005

MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

Section IV

Insider Trading

Policies and Procedures

MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

SECTION IV

INSIDER TRADING POLICIES AND PROCEDURES

A. Introduction

Mondrian Investment Partners Limited, Mondrian Investment Partners (U.S.), Inc. and Mondrian Distributors (U.S.), Inc. (collectively “Mondrian”) and you, as a Mondrian employee, are regulated by certain laws governing insider trading. To protect both you and Mondrian from legal liability, Mondrian has prepared this Policy Statement on Insider Trading and Securities Fraud, which establishes specific standards that will facilitate your compliance with applicable legal requirements. The Policy Statement describes limitations, restrictions and procedures for transactions in securities and other instruments by Mondrian employees for themselves or for accounts over which they may have discretion or influence.

All employees are expected to be familiar with and to abide by this Policy Statement. From time to time, you may be asked to certify in writing that you understand and have complied with this Policy Statement. Supervisory officers should periodically reinforce the importance of this Policy Statement to employees under their supervision and point out provisions of particular relevance.

There may be limited circumstances that warrant a waiver to certain rules of this Policy Statement. Requests for any such waivers must be fully documented and approved in advance by the Managing Director with the advice of the General Counsel and Chief Compliance Officer. All waivers and violations of this Policy Statement must be reported promptly to the Insider Trading Committee.

If you have any questions about the Policy Statement, ask your supervisor or consult with the Compliance Department. If you suspect that there has been a violation of this Policy Statement, you should contact the Compliance Department. All such communications will be handled in a confidential manner.

MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

SECTION IV

B. Definitions

Terms used in this Policy Statement are defined as follows:

Material Information:

Information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, sell, or hold securities. Obviously, information that would affect the market price of a security would be material. A few examples of information that might be considered material:

•	dividend increases or decreases;

•	extraordinary borrowings or liquidity problems;

•	a proposal or agreement for merger, acquisition, or divestiture;

•	pending discoveries or developments such as new products or patents;

•	a proposal to redeem securities;

•	developments regarding a company’s senior management;

•	information about major contracts or orders.

The above list is not intended to be exhaustive. All relevant circumstances must be considered in making a determination. If in doubt, you should treat the information as material and consult with Legal or Compliance.

Non-public information:

Information about a company is non-public if it is not generally available to the investing public. Information received under circumstances indicating that it is not yet in general circulation and may be attributable, directly or indirectly, to the company or its insiders may be deemed nonpublic information. Information appearing in widely accessible sources - such as newspapers and the Dow Jones News Wire - becomes public relatively soon after publication but you should not assume that the information is immediately in the public domain; information appearing in less accessible sources - such as regulatory filings or analysts’ reports - may take 48 hours or more before it is deemed public. If you have any doubt about whether information meets the legal requirements for being public, consult with an officer in the Legal Department or a Compliance Officer before taking any action.

Securities Fraud:

Securities fraud can occur in various ways and generally includes any act or practice which employs material non-public information to defraud another. For instance, engaging in personal transactions in securities with knowledge that they are being purchased or sold by a Mondrian Fund or managed separate account where an advantage might be gained as a result of these transactions is prohibited. This type of information is both confidential and proprietary and its use for personal gain through personal securities transactions is a violation of U.K. and U.S. federal securities laws.

Insider:

The concept of “insider” is broad. It includes officers, directors and employees of the company, which issued the securities in question. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and, in that capacity, is given access to information which is intended solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organisations. In addition, Mondrian may become a temporary insider of a company it advises or for which it performs other services. The U.S. Supreme Court has held that a company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

SECTION IV

Insider Trading:

Although not specifically defined in the federal securities laws, the term insider trading is generally used to refer to the use of material non-public information to trade in securities (in certain instances, whether or not one is an “insider”) or the communication of material non-public information to others. While the law concerning insider trading is not static, it is generally understood that the law prohibits:

a.	Trading by an insider while in possession of material non-public information, or

b.	Trading by a non-insider while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated, or

c.	Communicating material non-public inside information to others for personal profit or for the profit of the person to whom communicated.

MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

SECTION IV

C. POLICY STATEMENT AND PENALTIES

Policy Statement

No officer, director or employee of Mondrian shall trade securities, either personally or on behalf of others, including investment companies and private accounts managed by Mondrian, while in the possession of material non-public information directly or indirectly acquired:

•	from sources within the corporation whose securities are involved;

•	in violation of law or breach of duty to such corporation; or

•	otherwise in connection with any scheme, practice or device to commit a fraud involving the purchase or sale of securities.

In addition, no officer, director, or employee of Mondrian shall communicate such material non-public information to others.

This Policy Statement applies to every officer, director and employee and extends to activities within and outside their duties at Mondrian.

Every officer, director and employee must read and retain this Policy Statement. Any questions regarding this Policy Statement or the procedures described herein should be referred to Legal or Compliance.

This Policy Statement is designed to prevent the misuse of material non-public information in violation of the UK laws, FSA rules, US federal securities laws and the rules and regulations thereunder, including so-called “insider trading” and other unlawful and fraudulent practices. This Policy Statement is in addition to the policies under Mondrian’s Code of Ethics.

Penalties for Insider Trading and Securities Fraud

Penalties for violating the Federal securities laws by trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and for their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties may include:

•	civil injunction

•	treble damages

•	disgorgement of profit made or loss avoided

•	jail sentences

•	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and

•	fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

Any violation of this Policy Statement can be expected to result in serious sanctions by Mondrian including dismissal of the person involved. In addition, all violations of criminal laws applicable to Mondrian are reported to the appropriate authorities for possible prosecution.

MONDRIAN INVESTMENT PARTNERS CODE OF ETHICS

SECTION IV

D. PROCEDURES

The following procedures have been established to aid the officers, directors and employees of Mondrian in avoiding insider trading, and to aid Mondrian in preventing, detecting and imposing sanctions with respect to insider trading. Every officer, director and employee of Mondrian must follow these procedures or risk serious sanctions, including dismissal by Mondrian and the imposition of substantial personal liability and criminal penalties.

1. Identifying Prohibited Transactions

Before trading for yourself or others, including investment companies or private accounts managed or advised by Mondrian, in the securities of a company about which you may have what may be confidential or potential inside information, ask yourself the following questions:

a.	Is the information “inside” information? Has the information been acquired, directly or indirectly (i) from sources within the corporation whose securities are involved or (ii) in violation of the law or the breach of any duty to such corporation?

b.	Even if the information is not “inside” information, is it confidential and would its use in the transaction be a violation of trust, a breach of a duty owed to a third party, or operate as a fraud?

c.	Is the information material? Is this information that an investor would consider important in making his or her investment decision? Is this information that would materially effect the market price of the securities if generally disclosed?

d.	Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Financial Times, The Wall Street Journal or other publications of general circulation?

If after consideration of the above, you are not certain about whether the information is “inside” information, is material, and/or is non-public, or if you have questions as to whether the proposed transaction may involve the use of material non-public information (whether or not “insider” information) in a fashion which may operate as a fraud, unfairly disadvantage another or otherwise violate the securities laws, you should take the following steps:

a.	Bring the matter immediately to the attention of the Chief Compliance Officer and do not communicate the information to anyone else inside or outside Mondrian other than the Chief Compliance Officer.

c.	Do not purchase or sell the securities on behalf of yourself or others, including investment companies or private accounts managed by Mondrian.

The Chief Compliance Officer will promptly advise you as to what, if anything, you need to do. If deemed necessary, the Chief Compliance Officer may refer the matter to the Insider Trading Committee. After the Insider Trading Committee has reviewed the issue, you may be given further instructions. The members of the Committee are as follows:

Chief Compliance Officer

Chief Operating Officer

Chief Investment Officer

Regional Research Director

General Counsel

Committee decisions require approval by at least three of the above officers with at least one member from Legal/Compliance and one senior member from the Investment team.

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2. Restricting Access to Material Non-Public Information

Material, non-public information in your possession that you identify as “inside” or confidential information may not be communicated to anyone, including persons within Mondrian except as provided in Section II above and except that confidential information as to proposed transactions in the portfolios of the funds or advised accounts and proprietary research information properly acquired by Mondrian, its officers, directors and employees, may be communicated within Mondrian as required for the proper conduct of its business. In addition, care should be taken so that such information is secure. For example, files containing material non-public “inside” or confidential information should be sealed and access to computer files containing such information should be restricted.

3. Resolving Issues Concerning Insider Trading

If, after consideration of the items set forth in Section II above, doubt remains as to whether information is “inside” information, confidential, material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the Chief Compliance Officer before trading or communicating the information to anyone.

4. Restricted and Watch Lists

In order to facilitate compliance with this Policy Statement, Mondrian maintains two lists of securities issuers; a Restricted List and a Watch List. The Restricted List identifies companies whose securities have tight restrictions on their trading and recommendation to others by Mondrian employees. The Watch List is used to monitor trading by Mondrian employees when Mondrian is in possession of certain information.

a. Restricted List

The Restricted List contains the names of companies whose securities are restricted from trading by ALL Mondrian accounts and/or employees. These securities cannot be purchased, sold, or recommended by any employee and are usually on the list for a specified time period.

i. Reasons for Inclusion

Although the reasons for including a company on the Restricted List may vary, a company with publicly traded securities should be considered for inclusion in situations that present a conflict of interest (real or perceived) or where certain personnel are expected to have non-public information about a company. A few examples of situations when a company should be put on the Restricted List:

•	A company is permanently on the Restricted List when investment personnel or a portfolio manager of Mondrian is a member of the company’s board.

•	Companies about which Mondrian possesses material non-public inside information.

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b. Watch List

The Watch List contains the names of companies about which Mondrian possesses, or may possess, material non-public inside information but for some reason these companies are not appropriate for inclusion on the Restricted List. The securities of companies on the Watch List are generally subject to trading restrictions only by certain Mondrian accounts or employees. You will be informed at the time you request preclearance if you may or may not trade in a security issued by such company that is on the Watch List.

i. Reasons for Inclusion

A company should be included on the Watch List during any period when Mondrian is in possession of non-public inside information about a company that might be material. A few examples of when a company should be added to the Watch List:

•	Securities of issuers who have sent private offering memoranda to Mondrian;

•	Securities of a company while a Mondrian employee serves on the Creditors’ Committee of an issuer.

The Compliance Department is responsible for maintaining a Restricted List and Watch List. Employees should notify the Chief Compliance Officer of all companies that should be added to these lists. If you are not sure about whether a situation warrants a company being put on one of these lists, please consult with the Chief Compliance Officer. The Trading Desk will refer preclearance requests for issuers on these lists to the Compliance Department.

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E. SUPERVISORY PROCEDURES, PREVENTION AND DETECTION

Supervisory Procedures

The role of Legal and Compliance is critical to the implementation and maintenance of Mondrian’s policies and procedures against insider and other fraudulent trading practices. Supervisory Procedures can be divided into two classifications – prevention and detection.

Prevention of Improper Trading

Prevention of improper trading in securities requires that Mondrian establish, maintain and enforce appropriate policies, and that all personnel be aware of and understand these policies, the seriousness with which they are viewed and enforced and the potential sanctions for their violation.

To that end, the Insider Trading Committee will:

a.	familiarise officers, directors and employees with Mondrian’s policies and procedures.

b.	answer questions regarding Mondrian’s policy and procedures described in this Policy Statement.

c.	resolve issues as to whether information received “inside” or in confidence is material and/or non-public.

d.	review on a regular basis and update as necessary Mondrian’s policy and procedures.

e.	when it has been determined that an officer, director or employee of Mondrian has material non-public “inside” or confidential information,

(1)	implement measures to prevent dissemination or misuse of such information, and

(2)	if necessary, restrict officers, directors and employees from trading the securities.

Detection of Improper Trading

The actual detection of insider trading or securities fraud is quite difficult. However, after careful consideration, it has been determined that a reasonable means, taking into consideration the nature of Mondrian’s business, to prevent the misuse in violation of the relevant UK and US federal securities laws and the rules and regulations thereunder, of material non-public information by Mondrian or persons associated with Mondrian would be to review and compare the securities transactions of advised accounts (both fund and separate accounts) with transactions of employees to detect instances where an employee may have taken advantage of confidential information relating to current or proposed transactions by the funds and accounts, for the employee’s own personal gain. Such a review is currently conducted pursuant to Mondrian’s Code of Ethics and it will be expanded, as necessary, to include a review by the Compliance Department of the trading activity of (i) Mondrian and (ii) each officer, director or advisory representative of Mondrian.

The Insider Trading Committee shall coordinate its review and cooperate with the person or persons responsible for reviews pursuant to the Code of Ethics.

It should be noted that it is not a violation of Mondrian’s policy or a breach of an employee’s fiduciary duty to Mondrian to purchase or sell securities for the employee’s own account while in possession of proprietary research information properly acquired by Mondrian, its officers, directors or employees, provided that the purchase or sale does not otherwise violate Mondrian’s Policy Statement on Insider Trading and Securities Fraud or any other part of Mondrian’s Code of Ethics.

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Mondrian BROKERAGE ACCOUNT FORM

(to be completed by ALL Mondrian employees upon employment and annually thereafter)

I.	Employee

Name:
Date:

Please list below all brokerage accounts you currently maintain. Please include name and address of broker and your account number. Use reverse side if you need additional space.

1.

2.

3.

4.

5.

☐ I have no brokerage accounts

II.	Please list below all persons residing in your household and their relationship to you. Please indicate whether or not they maintain brokerage accounts. If so, please list name of broker and account number.

1.

Brokerage account: YES ☐ NO ☐

2.

Brokerage account: YES ☐ NO ☐

3.

Brokerage account: YES ☐ NO ☐

4.

Brokerage account: YES ☐ NO ☐

I certify that the above is a true and correct disclosure statement of all of my personal brokerage accounts and also for the accounts of all persons residing in my household.

Signature:

Date:

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Mondrian Investment Partners Code of Ethics Acknowledgement Form

I have received a Copy of Mondrian’s Code of Ethics and Insider Trading Policies and Procedures.

I have read and understand both the Code of Ethics and the Insider Trading Policies and Procedures and will comply with all requirements.

Signature:

Date: